Exhibit 10.3

EMBREX, INC.

AMENDED AND RESTATED INCENTIVE STOCK OPTION

AND NONSTATUTORY STOCK OPTION PLAN

FORM B

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) dated as of                     , 20     (the “Date of Grant”) is entered into by and between Embrex, Inc., a North Carolina corporation (the “Company”), and                                          (the “Grantee”).

Unless otherwise expressly defined herein, the terms used in this Restricted Stock Unit Agreement shall have the same meanings set forth in the Embrex, Inc. Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan, as amended from time to time (the “Plan”).

1. Grant of RSUs. Subject to this Agreement and the Plan, the terms of which are incorporated herein by this reference, the Company hereby grants to Grantee, and Grantee hereby accepts, restricted stock units (“RSUs”) as set forth herein. Each RSU granted hereby entitles the Grantee to receive one share of common stock of the Company, $.01 par value per share (the “Common Stock”), as follows:

Grant Number

Number of RSUs

2. Vesting. Subject to acceleration pursuant to Section 5 below, Grantee shall vest in the RSUs granted under this Agreement pursuant to the combination of time-based and performance-based vesting requirements set forth in subsections (a) and (b) of this Section 2:

(a) Time-Based Vesting. One-third (1/3) of the total RSUs granted under this Agreement are subject to the time-based vesting requirements set forth in this subsection (a). RSUs subject to time-based vesting shall vest in three equal, annual installments such that one third (1/3) of the RSUs subject to time-based vesting (i.e., one ninth (1/9) of the total RSUs granted under this Agreement) shall vest on each of March 13, 2008; March 13, 2009; and March 13, 2010 as set forth in the vesting schedule below, provided that Grantee does not incur a Separation from Service with the Company (or any Parent, Subsidiary or successor of the Company) prior to the applicable vesting dates:

Fraction of RSUs Subject to Time-Based Vesting That Vest on Vesting Date	Fraction of Total RSUs Granted Under this Agreement That Vest on Vesting Date	Vesting Date
One-Third (1/3)	One-Ninth (1/9)	March 13, 2008
One-Third (1/3)	One-Ninth (1/9)	March 13, 2009
One-Third (1/3)	One-Ninth (1/9)	March 13, 2010

(b) Performance-Based Vesting. The remaining two-thirds (2/3) of the total RSUs granted under this Agreement are subject to the performance-based vesting requirements set forth in this subsection (b). The vesting of performance-based RSUs will be determined based on the Company’s long-term performance as measured by the Company’s Cumulative Adjusted EPS for the years 2006 – 2009. As soon as administratively practicable following the public release of the Company’s 2009 fourth quarter earnings, the Committee, in the Committee’s sole discretion, shall calculate the Company’s Cumulative Adjusted EPS for the years 2006 – 2009 and, provided Grantee has not incurred a Separation from Service prior to such time, Grantee shall automatically vest in that number of RSUs corresponding to the applicable Cumulative Adjusted EPS, as listed in the Awards Table for Performance-Based Vesting attached as Exhibit A to this Agreement. Except to the extent provided in Section 5, if Grantee Separates from Service with the Company (or any Parent, Subsidiary, or successor of the Company) for any reason prior to the public release of the Company’s earnings for the fourth quarter of 2009, Grantee shall forfeit any and all rights in the RSUs subject to performance-based vesting under this subsection. For the avoidance of doubt and for illustrative purposes only, a Grantee who does not incur a Separation from Service prior to the Company’s release of its 2009 fourth quarter earnings may be entitled to performance-based vesting in as little as zero percent (0%) or as much as one hundred percent (100%) of the RSUs subject to performance-based vesting depending upon the Company’s overall performance for the performance period.

3. Delivery of Shares.

(a) General. The RSUs shall automatically be converted into shares of Common Stock as they vest (or upon such later date elected pursuant to Section 4 below). Certificates representing such shares shall be delivered to the Grantee as soon as practicable thereafter, in written or electronic form as the Committee may determine.

(b) Legal Restrictions. No shares shall be delivered unless such delivery complies with the applicable registration requirements of the Securities Act of 1933, as amended, any applicable listing requirement of any national securities exchange on which stock of the same class is then listed, and any other requirements of federal, state or local law or of any regulatory bodies having jurisdiction over such issuance and exercise. Assuming such compliance, for tax purposes shares shall be considered issued to the Grantee on the date of vesting or the deferred date of delivery, as applicable.

4. Deferral Election Agreement. The Grantee may elect to defer the date the RSUs are converted into shares of Common Stock and such shares are delivered by completing and submitting to the Company a deferral election in the form attached hereto as Exhibit B at the time the Grantee enters into this Agreement. The Committee shall, in its sole discretion, establish the further rules and procedures for such deferral elections.

5. Acceleration of Vesting. In the event of the occurrence of any event described in Section 18 of the Plan which also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company pursuant to Code Section 409A and the regulations promulgated thereunder (such event herein referred to as a “Transfer of Control”), the following provisions shall apply:

(a) Acceleration of Vesting. Any RSUs subject to time-based vesting under Section 2(a) hereof not vested at the time of such Transfer of Control event shall become fully vested and nonforfeitable and fifty percent (50%) of Grantee’s RSUs subject to performance-based vesting under Section 2(b) hereof shall become fully vested and nonforfeitable. Any RSUs for which vesting is not accelerated in connection with a Transfer of Control pursuant to this Section 5 shall be immediately forfeited by the Grantee.

(b) Delay of Acceleration / Delivery if Required to Comply with Code Section 409A. Notwithstanding the foregoing provisions of this Section 5, if the Committee, in the Committee’s sole discretion, determines that Grantee is a Key Employee at the time such accelerated vesting would occur and that the accelerated vesting and/or delivery of RSUs, if any, provided for under this Section 5 are subject to the six-month delay restrictions imposed by Code Section 409A(a)(2)(B)(i) and the regulations promulgated thereunder, then such accelerated vesting and/or delivery, if any, of RSUs shall be delayed until six months and one day following Grantee’s Separation from Service as the Committee deems appropriate.

6. Nature of Grant. By signing this Agreement, the Grantee acknowledges that:

(a) The Company has established the Plan voluntarily, it is discretionary in nature and the Company may modify, amend, suspend or terminate it at any time, unless otherwise provided in the Plan and this Agreement;

(b) The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(c) All decisions with respect to future grants of RSUs, if any, shall be at the sole discretion of the Company;

(d) The Grantee’s participation in the Plan does not create an employment or service right or a right to further employment or service with the Grantee’s employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate the Grantee’s service relationship at any time, with or without cause;

(e) The Grantee is voluntarily participating in the Plan;

(f) The RSUs are an extraordinary item that is outside the scope of the Grantee’s employment or service contract, if any, and that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer;

(g) The RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(h) The grant, vesting, and/or delivery of the RSUs under this Agreement does not constitute an employment contract or relationship or service contract or right between Grantee and the Company (or any Parent, Subsidiary, or successor of the Company);

(i) The future value of the underlying shares is unknown and cannot be predicted with certainty;

(j) If shares are delivered on vesting of the RSUs, or if the Grantee elects to defer delivery of the shares, the shares in either case may increase or decrease in value, even below their value on the date of grant or the date(s) of vesting;

(k) In consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the RSUs or shares purchased through exercise of the RSUs, if any, resulting from Grantee’s Separation from Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and the Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(l) Notwithstanding any terms or conditions of the Plan to the contrary, in the event of Grantee’s Separation from Service (whether or not in breach of local labor laws), the Grantee’s right to vest in and/or receive the RSUs under the Plan, if any, will terminate effective as of the date of such Separation from Service (or the 409A Delay Period, if applicable) and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law) and the Committee shall have the exclusive discretion to determine whether the Grantee’s status as a service provider has terminated for purposes of this Agreement.

7. Restrictions on Transfer. Until the shares of Common Stock subject to the RSUs have been delivered, neither the RSUs nor the shares or any beneficial interest therein may be transferred, encumbered or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

8. Rights as a Shareholder. The Grantee shall not have voting or any other rights as a shareholder with respect to the RSUs prior to the settlement of the RSUs and delivery of the underlying shares of Common Stock.

9. Responsibility of U.S. Grantees for Taxes. If the Grantee is subject to taxation under the laws of the U.S., the Grantee shall be required to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local tax or other statute, ordinance, rule or regulation in connection with the award, deferral, or settlement of the RSUs. Alternatively, the Company may, in its sole discretion, withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any applicable tax liability arises. The Committee, in its discretion, may permit the Grantee, subject to such conditions as the Committee shall require, to elect to have the Company withhold a number of shares of Common Stock otherwise deliverable having a fair market value sufficient to satisfy the statutory minimum of all or part of the Grantee’s estimated total federal, state, and local tax obligations associated with the vesting or settlement of the restricted stock units. The Company shall not deliver any of the shares of Common Stock until and unless the Grantee has made the deposit required herein or proper provision for required withholding has been made.

10. Responsibility of United Kingdom Grantees for Taxes. If the Grantee is subject to taxation under the laws of the United Kingdom:

(a) Regardless of any action the Company or the Employer takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax, or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains his or her responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant, vesting, settlement or cancellation of the RSUs, the subsequent sale of shares acquired pursuant to the RSUs and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) As a condition of settlement of the RSUs, the Grantee agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer by the Due Date, which is 90 days, or such other period as required under U.K. law, after the grant, vesting, deferral, settlement or cancellation of the RSUs (the “Chargeable Event”). In this regard, the Grantee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Grantee from his or her wages or other cash compensation paid to the Grantee by the Company and/or the Employer or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of Shares that the Grantee acquires to meet the withholding obligation for Tax-Related Items. The Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made by the Due Date, the Grantee agrees that the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Grantee to the Employer, effective on the Due Date. The Grantee agrees that the loan will bear interest at the then-current Inland Revenue Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable law or if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section, the Company may refuse to deliver the Shares underlying the RSUs.

11. Data Privacy.

(a) The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon settlement of the RSUs. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

12. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs granted under the Plan, the Grantee’s participation in the Plan, and future RSUs that may be granted under the Plan by electronic means or may request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

14. Successors and Assigns of the Company. The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, such transferees.

15. Notices. Any notice to be given under this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to Employee shall be addressed to Employee at the address listed in the Employer’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

16. Severability. If any court or governmental authority declares all or any part of this Agreement or the Plan to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any part of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

17. Status as a General Creditor of the Company. The Grantee shall have no direct or secured claim in any specific assets of the Company or the shares subject to the RSUs and shall have the status of a general unsecured creditor of the Company.

18. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to such terms in this Section 18:

(a) “Adjusted Earnings” for a particular year shall mean the Company’s reported Net Income for such year plus (x) the after-tax amount included in reported Net Income for said year related to stock-based compensation awards granted after December 31, 2006 but minus (y) the amount of after-tax, stock-based compensation expense related to stock-based compensation awards granted after December 31, 2006, that would have been included in reported Net Income had such awards been granted on January 1st of their respective grant years subject only to time-based vesting on a 4-year cliff schedule.

(b) “Adjusted Earnings Per Share” or “Adjusted EPS” for a given calendar year shall mean the Company’s Adjusted Earnings for said calendar year divided by the number in the denominator of the fraction used for calculating the Company’s Diluted EPS in accordance with generally accepted accounting principles as calculated by the Committee, in the Committee’s sole discretion;

(c) “Cause” shall mean (i) the willful and continued failure by Grantee to perform substantially his or her duties with the Company (other than any such failure resulting from Grantee’s Disability) for a significant period of time, or (ii) the willful engaging by Grantee in gross misconduct materially and demonstrably injurious to the Company;

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(e) “Cumulative Adjusted Earnings Per Share” or “Cumulative Adjusted EPS” shall mean the sum of the Company’s annual Adjusted EPS amounts for calendar years 2006, 2007, 2008, and 2009.

(f) “Diluted EPS” and “Net Income” shall mean the Company’s Diluted EPS and the Company’s Net Income for a particular year as customarily reported in the company’s financial statements in accordance with generally acceptable accounting principles.

(g) “Disability” shall mean a physical or mental infirmity which impairs Grantee’s ability substantially to perform Grantee’s employment duties for the Company and which continues for a period of at least one hundred eighty (180) consecutive days;

(h) “Identification Date” shall mean each December 31st;

(i) “Key Employee” shall mean an employee who, on an Identification Date, is: (i) an officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date; (ii) a five percent (5%) owner of the Company; or (iii) a one percent (1%) owner of the Company having annual compensation from the Company of more than $150,000. If Grantee is identified as a Key Employee on an Identification Date, then such Grantee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the next March 31; and

(j) “Separation from Service” or “Separates from Service” or “Separated from Service” shall mean either: (i) the reduction of Grantee’s employment services to the Company to an annual rate less than twenty percent (20%) of the services rendered by the Grantee, on average, during the immediately preceding three full calendar years of employment with the Company (or, if employed by the Company less than three years, such lesser period) and with annual remuneration for such services less than twenty percent (20%) of the annual remuneration earned by Grantee during the three full calendar years of employment with the Company (or if less, such lesser periods) or such other reduction in Grantee’s employment which, based on the applicable facts and circumstances, indicates that the Company and Grantee did not intend for Grantee to provide more than insignificant employment services to the Company; or (ii) termination of Grantee’s employment as a common-law employee of the Company; provided, however, that a Separation from Service will not be deemed to have occurred if the Grantee continues to provide services to the Company following such termination of employment in a capacity other than as an employee at an annual rate that is fifty percent (50%) or more of the services rendered, on average, by Grantee during the immediately preceding three full calendar years of employment with the Company (or, if employed by the Company less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the annual remuneration earned by Grantee during the final three full calendar years of employment (or, if less, such lesser period).

19. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without regard to conflicts of law principles. For purposes of litigating any dispute that arises under the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Wake County, or the federal courts for the United States for the Eastern District of North Carolina, where this grant is made and/or to be performed.

20. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified except by means of a writing signed by Grantee and the Company. In the event of any conflict between the Plan and this Agreement, the Plan shall control. Any defined terms used herein shall have the meanings set forth in the Plan, except as otherwise defined herein.

21. Acknowledgement. The Grantee and the Company agree that the RSUs are granted under and are governed by the Plan and this Agreement. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions relating to the Plan and this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

GRANTEE	EMBREX, INC.

Signature:	By:
Name:
Print Name:	Title:

EXHIBIT B

RESTRICTED STOCK UNIT

DEFERRAL ELECTION AGREEMENT

Please complete and sign this Deferral Election Agreement (“Agreement”) and submit a copy together with a signed copy of your Restricted Stock Unit Agreement, to which this Agreement is attached as Exhibit B.

Name:	Tax I.D. # (SS# if U.S.):

Date of Restricted Stock Unit Agreement:

Please choose one of the following:

☐	I do not wish to make a voluntary deferral related to my RSUs. I wish to receive the shares related to my RSUs as they vest according to the Restricted Stock Unit Agreement. (If you check this box, do not complete the remainder of this Agreement. Go to the bottom of the next page, date and sign this Agreement, and return it together with a signed copy of your Restricted Stock Unit Agreement.)

☐	I hereby irrevocably elect to defer receipt of the shares related to my RSUs in accordance with the terms of this Agreement set forth below. (If you check this box, please complete all sections of this Agreement, date and sign it at the bottom of the next page, and return this Agreement together with a signed copy of your Restricted Stock Unit Agreement.)

Settlement Date

If you checked the second box above, you have irrevocably elected to defer delivery of the shares related to your RSUs until the “Settlement Date” you indicate below. The Settlement Date must be on or after the last vesting date of your RSUs.

The shares will not be delivered until the earliest of (i) the Settlement Date, (ii) the date of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company or (iii) the date that is six months and one day after the date of your “Separation from Service” from the Company (or a Parent or Subsidiary). The meaning of (ii) and (iii) in the preceding sentence shall in all cases satisfy the requirements of Section 409A(a)(2)-(4), as applicable, of the Internal Revenue Code of 1986, as amended.

If you do not specify a Settlement Date below, the shares will not be delivered until the earlier of the dates provided for in (ii) or (iii) in the preceding paragraph.

SETTLEMENT DATE:
	Month	Day	Year

Manner of Payment

All deferrals will be paid out in Shares as provided in the Restricted Unit Agreement.

Terms and Conditions

By signing this form, you hereby acknowledge your understanding and acceptance of the following:

1.	Withholding. The Company shall have the right to deduct from all deferrals or payments hereunder, any federal, state, or local tax required by law to be withheld.

2.	Nonassignable. Your rights and interests under this Deferral Election Agreement may not be assigned, pledged, or transferred.

3.	Bookkeeping Account. The Company will establish a bookkeeping account to reflect the number of RSUs and the fair market value of the RSUs that are subject to the Restricted Unit Agreement and this Deferral Election Agreement.

4.	Stock Certificates. Stock certificates evidencing the payment of RSUs in Shares shall be issued as of the Settlement Date (or such earlier date pursuant to this Deferral Election Agreement) and registered in your name.

5.	Governing Law. This Agreement shall be construed and administered according to the laws of the State of North Carolina.

By executing this Deferral Election Agreement, I hereby acknowledge my understanding of and my agreement with all the terms and provisions set forth in this Deferral Election Agreement.

Grantee:

Date: